Exhibit 99.1

Four Leaf Acquisition Corporation Announces Receipt of Notice from Nasdaq Regarding Late Filing of Quarterly Report on Form 10-Q

LOS ALTOS, C.A. – November 27, 2023 – Four Leaf Acquisition Corporation (NASDAQ: FORL), today announced that on November 20, 2023, it received a notice from The Nasdaq Stock Market LLC (“Nasdaq”) stating that because the Company has not yet filed its quarterly report on Form 10-Q for the period ended September 30, 2023 (the “Form 10-Q”), the Company is not in compliance with Nasdaq Listing Rule 5250(c) (1), which requires listed companies to timely file all required periodic reports with the Securities and Exchange Commission (the “SEC”).

The current notice will have no immediate effect on the listing or trading of the Company’s common stock on the Nasdaq Global Select Market, although there can be no assurances that further delays in the filing of the Form 10-Q will not have an impact on the listing or trading of the Company’s common stock. Nasdaq indicated that the Company must: (i) no later than January 19, 2024, submit a plan to regain compliance with respect to the filing requirement; and (ii) on or before May 20, 2024, file the delinquent Form10-Q. The Company intends to file the delinquent Form 10-Q as soon as practicable.

About Four Leaf Acquisition Corporation

Four Leaf Acquisition Corporation is a newly incorporated blank check company incorporated in Delaware for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. Four Leaf Acquisition Corporation believes that there are many target companies that could become attractive public companies and is seeking a target in the Internet of Things “IoT” market. Four Leaf Acquisition Corporation is led by Angel Orrantia, Chief Executive Officer, Coco Kou, Chief Financial Officer, Robert de Neve, Chief Strategy Officer, and Bala Padmakumar, Chairman.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of present or historical fact included in this press release, are forward-looking statements. When used in this press release, the words “aims”, “could,” “should,” “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Except as otherwise required by applicable law, Four Leaf Acquisition Corporation (the “Company” or “we”) disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release. The Company cautions you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of the Company, including risks and uncertainties described in the “Risk Factors” section of our Registration Statement on Form S-1 filed with the SEC on March 16, 2023, as amended, and other documents that we file from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. The Company can give no assurances that the Company will achieve its expectations.

Company Contact:

Angel Orrantia

Chief Executive Officer

Four Leaf Acquisition Corporation

Email: a@fourleaf.investments